Exhibit 99.19

Alliance Capital

Moderator:  Valerie Haertel

July 26, 2005

5:00 p.m. EST

OPERATOR:  Thank you for standing by, and welcome to the Alliance Capital second quarter 2005 earnings review.

At this time, all participants are in a listen-only mode. After the formal remarks, there will be a question and answer session, and I will give you instructions on how to ask questions at that time.

As a reminder, this conference is being recorded and will be replayed for one week.  I would now like to turn the conference over to the host for this call, the Director of Investor Relations for Alliance Capital, Ms. Valerie Haertel.

Please go ahead, ma’am.

VALERIE HAERTEL, DIRECTOR OF INVESTOR RELATIONS, ALLIANCE CAPITAL:  Thank you, Anthony.  Good afternoon, everyone, and welcome to the second quarter earnings review for Alliance Capital.  As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found on our Web site at alliancecapital.com.

Presenting our quarterly results today are Jerry Lieberman, President and Chief Operating Officer, and Lew Sanders, Chairman and Chief Executive Officer.  Bob Joseph, our CFO, will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature and, as such, is subject to certain FCC rules and regulations regarding disclosure.

Our disclosure regarding forward-looking statements can be found on page two of our slide presentation and in the risk factors section of our 2004 Form 10-K.

In light of SEC’s Regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.

At this time, I would like to turn the call over to Jerry Lieberman.

GERALD LIEBERMAN, PRESIDENT & COO, ALLIANCE CAPITAL:  Thank you, Valerie, and good afternoon to everyone on the call.

As is our custom, we’ll cover a brief overview of the capital markets, which are so essential to how we do financially; how we perform for our clients, which ultimately is the most important leading indicator for future net cash flows; a review of our asset flows; the key trends in our distribution channels; and a summary of our financial performance, which is of interest to our Unitholders.

Then I’ll turn the call over to Lew, who will share his views on the firm’s positioning and performance as well as provide earnings guidance for the second half of the year.  Then we’ll open up the call for questions.

So, let’s begin with a review of the U.S. capital markets on Display three.

U.S. markets made a positive rebound in the second quarter after a difficult first quarter for both stocks and bonds.  Unlike the first quarter though, where the energy sector was the best performing sector in the U.S.  performance was more broad-based across all sectors in the second quarter.  The real news in the quarter was in the U.S., where the Russell 1000 Growth Index was up 2.5%, ahead of both the Russell 1000 Value Index, which was up 1.7 % and the S&P, which was up 1.4%. This is the first time that growth style stocks outperformed value equities in four quarters. And more to the point, growth stocks have lost 42 % cumulatively over the last five years while value stocks have gained 37 % as measured by the respective Russell 1000 indices.

In non-U.S. markets, as shown in display four, Emerging Markets led the way while a strengthening U.S. dollar offset gains generated in developed markets in local currency terms.  Looking forward, our research shows that we will again see weakness in the dollar, which should help returns in the future from a U.S. perspective for non-U.S. investments in both the developed and Emerging Markets, which continues to be inexpensive relative to the U.S. on a valuation basis.  With corporate earnings solid and cash generation at very high levels, we remain positive in regards to equity market performance for the rest of the year both in the U.S. and non-U.S. markets.

So, how did we perform for our clients?  Well, turning to display five, and referencing the performance data starting on display 29 and continuing through 38 in the appendix, I think you’ll see why we are quite pleased with our investment results.

Broadly speaking, our Institutional Value services beat their respective benchmarks in the second quarter and our International, Global and Emerging Markets Value services beat their benchmarks handily for the one-year, three-year, and five-year periods, respectively.

In our U.S. Value portfolios, investments in the technology and supermarket sectors, that had negatively impacted performance over the last year, helped in the second quarter.  Over the longer term, nearly all of our Value services are well ahead of their benchmarks.

We’ve been saying for some time that we would not deviate from our style of growth investing and that this strategy would payoff when growth outperforms.  It’s noteworthy that during the second quarter when Growth did outperform in the U.S., our U.S. Institutional and Retail Large-Cap Growth services strongly outperformed their benchmarks and all Growth services in our Retail and Institutional Investment services performed well.  Over the long term, our Institutional Growth returns have performed particularly well across all services.  Additionally, our International, Global, and Emerging Market Growth services performed well in the quarter.

In short, our Institutional, U.S. Large Cap Growth, U.S. Growth, Mid-Cap Growth, and Global Research Growth, all outperformed their respective benchmarks by 210 to 480 basis points this quarter.  And back to our Retail channel, our relative growth performance recovery is now 18 months old.

We all know that one strong quarter does not represent a trend, but if we are experiencing a market shift from value to growth equities, a shift that we have been anticipating, and if you combine that with both the outperformance that we expect from our growth team, we are confident that we will gain our fair share of new mandates — new mandates that we anticipate to see in this space in the coming year.

Before closing my comments on performance, I want to talk about our Style-Blend investment services, which are quickly becoming a key component of our ability to serve the needs of institutional, retail, and high net worth investors alike.  Our U.S. and Global Style Blend services, as shown in the Appendix, achieved good investment performance. The performance premiums from these services result from research-driven selections of our Growth and Value teams.

And because Style-Blend services combine the best of both Growth and Value, they tend to have a relatively consistent pattern of premiums.  When Value is in favor, as was the case for the last several years, our Value holdings drive returns, whereas when Growth is in favor, as happened this past quarter, the driver is the Growth returns.

You’ll recall that this ability to benefit from style-driven returns and asset flows while diversifying our style risk was the foundation for the combination of Alliance and Bernstein into a single firm and is a considerable source of continued competitive advantage. Our Style-Blend services are a way for us to provide this benefit to our Institutional and Private Clients.

While in the Retail channel, we do that with our Wealth Strategy portfolios, which combine Growth and Value styles across geographies with appropriate exposure to fixed income, delivering our best thinking to our mutual fund clients across the risk-return spectrum.  This is the same approach we have taken with our Private Clients.

Now that we have discussed performance in both absolute and relative terms, let’s see what’s happening to our AUM flows where there is some very good news, offset partly by some disappointing news.

We showed the detailed changes in our AUM for the quarter and the year on display six and seven, respectively.  Turning to display six, you can see that Growth equity net flows were barely positive, but positive nonetheless.

This represents the second consecutive quarter of net inflows following 11 consecutive quarters of net outflows, a period when U.S. Growth was not in favor and our performance was not stellar.

Meanwhile, our Value equity services continued to win mandates as we saw over $8 billion of newly funded assets in the quarter and nearly $30 billion for the 12-month period ended June 30.  That’s terrific news.

However, during the quarter, we experienced unusually large asset flows in our Fixed Income investment services with the loss of four separate accounts, two from an affiliate, all of which amounted to over $6 billion in AUM outflows.  Quite bad news.  However, we do not believe this is the beginning of a trend.  Also in our Fixed Income services, you can see the nearly $27 billion decrease in Cash Management Services assets, resulting from the sale of this business which was closed this quarter.

So overall, our net long-term flows were down nearly $1.1 billion for the quarter, but market performance, led by our Growth services, added nearly $10 billion in Assets Under Management.

Turning to display seven, you can see on the second line that in the last 12 months, we have brought in just under $73 billion in new account sales. With attrition and our Growth services abating and our pipeline of new Institutional business still quite robust, we believe we will be able to add a significant amount of net new business through the end of the calendar year.  In addition, our AUM increased nearly $46 billion due to market appreciation over the past 12 months, and we continue to believe that the capital markets will be favorable during the next couple of quarters.

So, although our net long-term flows were disappointing for the quarter, our net long-term inflows were $17 billion for the 12 months ended June 30, and we believe that the future looks bright for net new business.

Let’s turn to display eight to start our discussion on our distribution channel highlights.  On June 30, 2005, our Institutional channel assets accounted for 61.4 % of our overall AUM, or $317 billion.  Net long-term flows for the three months and 12 months ended June was slightly negative and $17 billion positive, respectively. The quarter’s strong gross Value equity inflows were offset primarily by the loss of two Fixed Income accounts.  During the quarter, we continued to experience strong net asset inflows, into both Global and International Value as well as Blend services.  What we find most encouraging is that Blend services accounted for 21 % of new mandates this quarter and we continue to have a very strong, unfunded pipeline of new account wins in all of our markets globally.

Additionally, over 80 % of our new business and 80 % of our unfunded pipeline is a diversified mix of non-U.S. services including Global, Emerging Markets, EAFE, and local mandates.

Now, let’s turn to display nine for a discussion of our Retail channel.  Ending AUM was down 16.2 % for the quarter and down 15.1 % for the 12-month period to $132 billion, but most of the decline in AUM was due to the sale of Cash Management Services.

There was some encouraging news regarding net inflows in this channel, primarily non-U.S. Value equities but it was offset by the loss of the two significant Fixed Income mandates from an affiliate that I mentioned earlier.

As I noted last quarter, our retail business has stabilized and several segments of this channel are growing.  Our Regent-branded separately managed account business continues to add AUM resulting from an expanded product offering and strong long-term performance.

Our Luxembourg-based funds continue to experience net inflows, and we’re off to an encouraging start in our Global Wealth Strategies-our offshore blend service in a mutual fund vehicle.

Display 10 shows our Private Client channel highlights.  Here you can see that high net-worth business now has $67 billion of assets under management.  We had positive net inflows for both the three months and the 12-month periods once again.

We continue to invest in this channel, opening new offices and adding staff to existing offices. Our plan is to open a new office in Atlanta during the third quarter and two offices in the fourth quarter in Denver and La Jolla.  We have also increased the number of financial advisors by 9% to 239 during the past quarter.

Turning to display 11, we will discuss our Institutional Research Services.  Revenues were up approximately 7 % to $76 million for the second quarter versus the second quarter of 2004. Our strong results were driven by an increase in volume and market share, which more than offset the continued pricing pressures in this business.  Diversifying our trading platforms and expanding our research team in Europe have proven to be successful strategies.  During the quarter, we launched coverage of two new industries, Data Networking and Exploration and Production.  And, with our focus on delivery of quality research products for clients, I’m pleased to report that Bernstein tied for first in the third annual Bloomberg News survey of top U.S. stock pickers in 50 industries.

So, overall, we are pleased with the progress we’ve made in each of our four distribution channels.

Before I start my review of our financial results, I do want to discuss three quite important sales and AUM trends in our firm.

The first pair of trends are shown in display 12.  Here you see that AUM for both non-U.S. investment services and non-U.S. clients are growing faster than the AUM for U.S. assets and U.S. clients.  There are several factors contributing to this trend, but the four most important are, number one, our investment in both non-U.S. research and portfolio management, number two, new investment services, three, terrific performance, and four, our investment in non-U.S. distribution and client servicing.  This display demonstrates that our continuing investment in research, our ability to use that research better, and our investment in client service to give our clients peace of mind are paying off. The result is a 39 % year-over-year increase in non-U.S. AUM and a 27 % increase in non-U.S. client assets under management.

Another trend I’d like to mention on today’s call has to do with the basic makeup of our Style-Blend services.  As you all know, the merger of Alliance and Bernstein nearly five years ago brought together two style-pure investment houses:  Alliance, a Growth-style firm; and Bernstein, a Value-style firm.  Post-merger, as we committed five years ago, we remain style-pure in our research and portfolio management.  However, along the way, we have created a set of “style blend” investment services that we’re able to offer in all three of our distribution channels: Institutional, Private Client, and Retail.

Style-Blend services appeal to those clients who want to reduce volatility inherent in style-pure investing with the added benefit of rebalancing to a pre-determined asset allocation.  By having these investment capabilities, we’ve been able to compete in the core service space in the Institutional channel and serve our

Private Clients and Mutual Fund clients with needs-based solutions that take into consideration volatility, risk and alpha goals.  The result is a set of investment services whose growth has been spectacular, as can be seen on display 13.

In just the past year, our Style Blend services have grown from $42 to $60 billion in AUM, an increase of 43%.  This growth has, quite frankly, been the primary source of most of our Growth equity sales during the period when investors on their own would not invest in Growth equities.  We believe that by offering clients our Style Blend services, individuals and institutions alike, we are first and foremost servicing our clients’ needs.  We also believe strongly that by servicing our clients needs, we will serve our Unitholder’s needs.  Again, that’s $60 billion of AUM in blend services as of June 30, 2005 compared to zero dollars of AUM on October 1, 2000, the day before our merger.

Now that I’ve provided some highlights on performance, asset flows and key trends in our distribution channels, let’s turn to our firm’s financial results.  As reported in our news release just after the market closed today, fully diluted Alliance Holding earnings per Unit were 68 cents for the second quarter, a penny higher than analyst consensus and 28.3 % higher than last year’s second quarter earnings of 53 cents per Unit.  But this quarter there was a lot to discuss about the financial results, and more importantly what’s behind the numbers, a discussion that both Lew and I will try to cover.  So let me start by explaining the results.

There were four significant items that affected the quarter.  Number one, we’re pleased to report that we closed the sale of our non-core Cash Management Services to Federated Investors, which resulted in a net gain this quarter of approximately three cents per Unit.  With little opportunity for us to add Alpha, shrinking margins and capital at risk, we were fortunate to find a buyer who we believe will serve our former clients well.  Two, we received $18 million in insurance reimbursements for previously incurred legal costs for completed litigation.  Three, our decision to change our Private Client fee structure resulted in significantly lower transaction revenues, and Four, the increasing use of ECNs resulted in lower volumes and transaction fees in our Institutional Investment Management service channel.

The last two items have permanently lowered the level of transaction fees that we realize.

Turning to display 14, year-over-year second quarter ending AUM increased 7%, or $34 billion, to $516 billion.  Excluding the $29 billion of ending cash management assets for the second quarter of 2004, AUM actually increased by nearly 14 % year over year.  Average AUM increased by 9 % to $522 billion, or 12.2%, excluding cash management assets, driven primarily by capital market appreciation and net asset inflows into both our Institutional Investment Management and Private Client channels, as previously discussed.

Revenues for the quarter increased 3.2 % to $769 million as compared to $745 million for the second quarter of 2004.  As detailed on display 15, base fees were up by 5.7%, or 11 % assuming Cash Management Services.  But including the new Private Client fee structure, a $7 million fee in ‘04 realized from the closing of a structured of product, as well as higher Private Client and Institutional Investment Management AUM in 2005.

Transaction Charges decreased 83%, primarily the result of our new Private Client pricing schedules. As you may recall, this restructuring eliminates transaction charges for most Private Clients while increasing asset-based fees, a change we started to phase in at the beginning of the year.  As we stated previously, our objective with this change is an increase the transparency and predictability of asset management costs for our clients. Adding to the deterioration of this revenue line is our increased use of ECNs in trading and the passing out of those cost reductions to our clients.  Also of note this quarter are higher performance fees resulting from our outperformance in Emerging Markets, Global and U.K. Value Equity service.

Moving to the lower half of the display where we show fees by distribution channel, you can see a 14.5 % increase in Institutional Investment Management fees and a higher AUM and higher performance fees. The decline in Retail fees was totally due to the sale of Cash Management Services as fees that are actually up two and a half % excluding CMS.  Private Client fees increased by only 9.2 % despite a much higher AUM increase quarter over quarter, a function of the higher base fees being offset by the phasing out of our transaction fees.

Moving ahead to display 16, you can see that Distribution Revenues decreased 12.7 % to $98 million.

On display 17 we show Net Distribution Activity details of our Retail business. The decline in Distribution Revenues and Distribution of Plan Payments were attributable almost entirely to the sale of the Cash Management Services.  Additionally, we continue to experience a significant decrease in the Amortization of Deferred Sales Commissions resulting from the decline in B-share asset sales.  deferred first sales commissions, net distribution expense declined 70.9 % to $8 million.  As noted in previous quarterly reviews, this trend will continue to favorably impact net distribution expense and margins.

Continuing - I’m sorry, turning to display 18, Institutional Research Services revenues increased 7.1 % from higher volume and market share, and two additional trading days, partially offset by a lower pricing and a continuing unfavorable industry trends for exchange traded securities.

On display 19 you can see our net gain from the sale of Cash Management Services.  This gain excludes both a $7.5 million contingent clawback and the installment payments, which we will be accruing through June 2010.

Also, we have $7 million in unrealized gains and investments held for our deferred compensation plans, a benefit from stronger equity markets will be realized by our employees as compared to last year’s $5 million FIN 46-related investment gain associated with the JV that we sold in the fourth quarter.

Now that I’ve covered revenues in detail, I’d like to talk about expenses, which begin on display 20.

As you can see, operating expenses decreased 3.8 % to $557 million as increases in employee compensation were more than offset by lower Promotion and Servicing and G&A expenses.

If we turn to display 21, you’ll see the increase in Compensation Expense of 17.9 % was due primarily to a $26 million, or 25.1 % increase in Incentive Compensation and higher operating earnings and a $9 million, or 15.2 % increase in commissions across all business units.  Additionally, Base Compensation increased by $8 million or 10.7 % merely due to increased head count in research, legal and compliance as well as annual merit increase more than offsetting our decreases in administrative and operations staff .

Turning to display 22, note that the Promotion and Servicing cost decline was attributed to the CMS sale and lower deferred sales commission amortization discussed earlier. You will also see that G&A expenses deccreased 28.7 % to $81 million in the second quarter.  Display 23 shows the details of G&A as professional fees declined significantly due to both the $18 million receipt of insurance reimbursements for Enron-related legal costs and reduced legal expenses.  Also contributing to the variance in G&A expenses was an ‘04 write-off of obsolete software and the elimination of the FIN 46 impact.

On display 24, we’ve presented a recap of total revenues and expenses to come to a summarized Net Income schedule for Alliance Capital.  Net income of $198 million for the second quarter was 27.1 % better than the same period in ‘04.

Carrying the $198 million of Alliance Capital’s Net Income, forward to Display 25 we show Alliance Holdings financial results where you can see that Alliance Holdings share of Net Income of Alliance Capital’s earnings is $56 million for the second quarter versus $42 million dollars in the same quarter last year.  Our Distributions per Unit for Alliance Holding will be 68 cents per Unit for the quarter.  Last year our distribution was 53 cents per Unit.

In closing, while the quarter has several moving pieces and some good news and some bad news, we are quite pleased with the progress we’ve made in each of our business units.  In lieu of my summarizing the quarter, I’m going to turn the call over to Lew who will provide his insights about the quarter and what is in store for the remainder of the year. Then we’ll take your questions - Lew?

LEWIS SANDERS, CHAIRMAN OF THE BOARD & CEO, ALLIANCE CAPITAL:  Thank you, Jerry.  Before taking your questions, I want to share with you my perspective on the firm’s performance.

The bottom line is that I’m encouraged. I’m encouraged about our prospects more so than I have been in a long while.  Now, to be sure, there are negatives.  As is evident in the second quarter, we’ve lost some earnings power owing to a more rapid decline than expected in transaction revenue from asset management clients.

On the other hand, on the factors that drive organic growth, it’s pretty clear that substantial progress has been made.

Performance in our U.S. growth services surely ranks highest on this list.  Recent results have improved dramatically, as Jerry highlighted.  Moreover, the development of new quantitative decision support tools and the expansion of our research footprint in specialized units, like research on strategic change and research on early-stage growth, augur well for further improvement, not only in the U.S. but for our growth services around the world.

Indeed, our global equity services in growth and in value continue to distinguish themselves. Consultant and advocacy is very strong, and there appears to be increasing interest in mandates of this design.

Investment results and value equities, as Jerry summarized, remain excellent, especially in global services which continue to grow quite strongly.  In fact, just about half of all the value equity assets under management today are in investments to trade predominantly in offshore markets.

Interest in our style-blend services continues to build, an area that few firms in the industry are positioned to replicate.  New style-blend mandates for institutional clients funded in the first half, by way of example, totaled more than six billion.  And the pace new business continues to be impressive.

Of course, performance and cash flow trends are not all positive.  More work needs to be done to improve our competitive position in fixed income. Once again, as Jerry highlighted, the loss of several large mandates in the insurance market hurt results in the second quarter, holding back what otherwise would have been an acceleration of the firm’s overall organic growth rate.  Nor do we anticipate a near-term turn in our position in this market.

Yet promising initiatives are underway in research, especially in the credit area, that could greatly improve our competitive standing over time.

More work needs to be done, too, in the retail channel, particularly in the financial advisor and registered investment advisor segments in the U.S.  Now here, we need to move up market, serving advisors with substantial assets under management whose business models more directly align with our core competencies in research and investment planning.  Penetration of this market is going to take time.  We’ve emphasized this repeatedly.  But recent survey data suggests that we have considerable potential among these high-end advisors.

In the meantime, the other parts of the retail business continue to grow.  Flows into separately managed accounts remained quite strong in the second quarter and the mix by service broadened.

Our offshore mutual fund business had a particularly strong quarter as well.  But once again, these improvements were concealed by the closing of two large sub-advised fixed income mandates with an AXA affiliate, one of which was essentially a cash management service, the loss of which was incremental to the $27 billion in CMS outflows reported separately.  With that loss behind us, we believe that our retail flows will recover to at least a neutral position in the second half, measured overall.

Private Client flows slowed, too, but we believe primarily as a result of seasonal factors. Our footprint expansion continues a pace in this market, and we look forward to faster growth in the second half.

As we do among institutional clients.  The backlog of mandates won but not yet funded in this client segment grew by 40 % in the quarter to a level now approximating $18 billion, which should lead to an acceleration of net inflows in the second half.

Well more than half of this backlog is in global services for clients domiciled outside of the U.S. in keeping with the trends that Jerry outlined.  Noteworthy, too, is the performance of our style-blend services, which now account for about 25 to 30 % of all newly-won institutional mandates.

Net, net as we see it, the outlook for organic growth is improving.  As for financial results, they have been affected by many cross-currents in recent quarters.  There have been a number of unusual credits and debits as we have taken needed restructuring actions and have successfully resolved a series of legal and regulatory issues.

We’ve implemented a major shift in the pricing of Private Client services to eliminate transaction charges.  This shift in pricing has proven somewhat more dilutive to short-term revenue than anticipated with the net decline running at a cost of about a $20 million annual rate, roughly 10 million worse than originally planned.

While more costly than we initially thought, we believe the improvements in transparency and predictability of our fee structure will work to our benefit over the long term.

Also impacting revenue has been a shift in trading venues to ECNs from the listed market as we seek best execution for all asset management clients.  Now this shift has occurred far more quickly than we expected, reflecting a near step-level increase in the depth and liquidity available in these trading platforms recently.

This shift has had the effect, along with reductions in pricing for traditional trading services of sharply reducing revenue from transaction charges, a reduction which Jerry noted is likely to be permanent.

Finally, there’s the effect of our exit from the cash management business which, while not material to earnings overall will affect a number of revenue and expense relationships.

Now, since the impact of these factors is hard to evaluate externally, we have decided to provide earnings guidance for the second half.  Note that this is a one-time change and will return to our policy of not providing earnings guidance in 2006.

We currently estimate that earnings at the holding company level will approximate 60 to 70 cents per Unit in the third quarter and 70 to 80 cents per unit in the fourth quarter, including about 10 to 15 cents per Unit in performance-related fees earned primarily in the fourth quarter.

These estimates assume trend line returns in the capital market of 8 % to 5 % in at annual rate for equity and fixed-income assets, respectively, as measured from June ‘05.  They assume, as well, an improvement in level of net inflows into assets under management for the reasons noted previously.

We also anticipate that revenue as measured from second quarter levels and more closely related to future changes in assets under management now that transaction charges are no longer a material revenue source.

It hardly needs stressing to a group like you, the capital market returns are highly volatile in the short term as are earnings from performance-related fees.  Also the expected improvement in net inflows may not be achieved.  These and other factors subject the company’s earnings to a high degree of uncertainty and earnings guidance needs to be evaluated in this context.

Finally, it’s worth noting that our cash earnings continues to exceed our GAAP net income.  The increase in liquidity thereby generated will be used to retire approximately 400 million of notes coming due in August of next year.

In closing, let me remind you that achieving client investment objectives remains our primary focus as we believe it’s the most reliable route to improved profit margins, higher earnings, and thus increased unit holder value.

Thank you all.  And now we’re prepared to take your questions.

OPERATOR:  Thank you.  The floor is now open for questions.  If you do have a question, you may press star followed by one on your touch-tone phone.

Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to ask follow-up questions.

It is Alliance Capital’s practice to take all questions in the order in which they are received and to empty the queue before ending the call.

Our first question is coming from Bill Katz from Buckingham Research.

BILL KATZ, BUCKINGHAM RESEARCH:  Thank you.  I appreciate the comprehensive overview.

Just sort of curious if you guys could talk a little bit about why you’re confident that the fixed income is not a trend. And then I do have a follow up.

LEWIS SANDERS:  Bill, because the performance in fixed income is actually not that bad, and as we analyze the nature of the losses they, while in part relate to prior period returns, in a substantial part they don’t.

The character of those client relationships add some unique features.  So our assessment of our overall position makes us feel that attrition anywhere near that magnitude in future quarters is unlikely.

BILL KATZ:  Second one, a little bit more of a numbers question.  I guess I’m just still trying to wrangle what the exact sort of run rate earnings per unit would be for the second quarter if you knock off the three cents for the gain, the roughly nickel of the flowback on insurance, you’re down to 60, offset a little bit by the step up or step down in earnings power related to a shift in strategy toward asset-based pricing.

But then the press release you also say that most of the material incremental increase is in the numbers at this point, and yet you talk, seemingly, very conservative about our margins despite everything you enumerated, Lew.  I’m just sort of trying to understand what seems to be a bit of a disconnect between the strong positioning from a revenue perspective and the lack of leverage associated with those revenues.

LEWIS SANDERS:  Well, it’s precisely the way you framed this question that we provided second half guidance because disentangling the various factors that have been influencing recent quarterly results, the second quarter included, is no easy feat.

And so I think what perhaps would be appropriate is for you to see the second half guidance as reflecting a run rate, and one that comprehends the issues that we described, some of which have a permanently negative effect on earnings, most particularly the near elimination of transaction revenues from asset management clients as a source of income to the firm.

That issue is essentially behind us now, completely behind us.

BILL KATZ:  Right.  And the …

LEWIS SANDERS:  And is completely comprehended in future periods, in the future period forecast that we’ve provided.

BILL KATZ:  OK.  Then so does it qualify …

LEWIS SANDERS:  And Bill, I want to make one further point.

BILL KATZ:  Sorry to interrupt.

LEWIS SANDERS:  I also added a paragraph specifically on the question you raised, and I think it’s actually quite important, which is the proportionality of revenue growth to assets under management.

And what we’re suggesting is that there is a strong likelihood that in future quarters as measured from the second quarter run rate, that proportionality will be restored. Remember, year on year, we will have, I guess now, three quarters where we’re going to have year-on-year declines of consequence in transaction revenues from asset management clients.

But consecutive quarters, of course, that’s already in the base.  So the proportionality should make itself manifest again, and if we’re successful for clients, which of course is the key to the success of this firm, and that is our target, and that translates to growing AUM, the operating leverage, ought to make itself manifest.

BILL KATZ:  Thank you very much.

OPERATOR: Thank you.  Our next question is coming from Ken Worthington from CIBC World Markets.

KEN WORTHINGTON, CIBC WORLD MARKETS:  Hi.  Good afternoon. My first question is on compensation, compensation continues to well outgrow revenues, and it really seems tied back to incentive compensation this quarter.

Can you discuss what is driving the incentive compensation to outgrow revenue? And when you expect compensation and revenue to grow more in line with each other?

GERALD LIEBERMAN:  Well, you know, you have to take out the cash management business, Ken.  You’ve got to start with that, and look at the revenue growth ex-cash management business, number one.

Number two, the commission number is increasing, all right, and part of that increase, a significant part of that increase, is indeed our investment in our Private Client channel.  Now, we’ve increased our financial advisors by almost 30 % year over year, by over 50 financial advisors.

And we give them a draw, which is reflected in the commission line, and they’re virtually not producing anything in their first year of production. So there’s definite investment for the future, and the fact that we’ve increased our investment in this channel as dramatically as we have, there will be some disconnect in the revenue growth in this channel and the investment in compensation in that particular line.

All right?  I’m sorry.

KEN WORTHINGTON:  Yes, given the seasoning there, at what point should we expect the compensation revenue line to actually start to grow together, given that information you just gave us?

LEWIS SANDERS:  As early as ‘06.

GERALD LIEBERMAN:  Yes, I mean, as early as ‘06.  We’ve got a significant increase in our FAs both last year and this year, and they’ll start catching up. What we have found over time is it’s maturity of our financial advisors resources, our force, that starts driving the revenues in the Private Client channel.

Ken Worthington:  OK.

GERALD LIEBERMAN:  That just takes some maturity.

LEWIS SANDERS:  And I want to add something here, Ken.  Just consider that concurrent with this accelerated investment in distribution capacity in that channel, we restructured pricing which had dilutive effect on revenue.

But that, too, is an effect that bakes into the second quarter base figures.

KEN WORTHINGTON:  OK.  Understood.  My second question goes to your third and fourth quarter guidance.  It seems if you back out the performance fees from the fourth quarter your EPS guidance is sequentially lower from third to fourth quarter. What is driving that?

LEWIS SANDERS:  There’s rounding that’s influencing your computation.  We don’t actually anticipate that the base earnings will decline in the fourth versus the third.  We have to be careful about rounding.

Remember, we gave you ranges here.

KEN WORTHINGTON:  Yes.  OK.  Thank you very much.

OPERATOR:  Thank you. Our next question is coming from Mark Constant of Lehman Brothers.

MARK CONSTANT, LEHMAN BROTHERS:  Hi, guys.  Wanted to, again, try to clarify some of these cross currents, if you’ll bear with me.  I think I heard you say, Jerry, that when you’re talking about the retail revenues you’re attributing that primarily to the sale of CMS, and I think you said it was otherwise up 2.3%, which if I just backed out …

GERALD LIEBERMAN:  I said two and a half, but that’s …

MARK CONSTANT:  Two and a half, OK.

GERALD LIEBERMAN:  … splitting hairs.

MARK CONSTANT:  OK.  So you’re talking about basically a $23 million, a little more than that, sort of lost revenue from CMS this quarter or foregone revenue, offset - I just want to make sure I understand this correctly, by a $12 million gain, as well as some of the distribution in G&A offsets.

Is that all consistent with - or I guess has there been a change in view versus your prior suggestions that gains and importantly future earn outs, which I presume are still there, will approximate the earnings contribution that is foregone from CMS?

GERALD LIEBERMAN:  Yes, we’re going to get, in the next five years, in the future earn outs, from our installment sale, a little bit less than what we anticipated when we negotiated the transaction.

But it’s pretty darn close as far as what we’re going to get back, which would be reflected in our other revenue line versus what we get bottom line from the cash management business. You know, bottom line is you have to take into consideration that we had - certainly there’s a revenue difference here, but there were significant distribution plan payments …

MARK CONSTANT: And a G&A, too, right?

GERALD LIEBERMAN:  … exactly.

MARK CONSTANT:  Yes, yes. Yes, I just wanted to make sure that I was reading those three pieces in conjunction with one another.

GERALD LIEBERMAN:  No, you’re doing pretty fine.  The decrease in revenues is a little bit larger than what you’re saying.  Last year’s - I think last year’s revenues, I want to say - no, your numbers are right, were about 30 million in advisory fees for the CMS. I think it was seven in this quarter.

And we had some distribution revenues also, which is about a $9 million delta year, year to year.

MARK CONSTANT:  OK.

GERALD LIEBERMAN:  But then you, I guess, had the difference in the distribution plan payments. We’ve taken - you know, obviously we’ve taken expenses out of that business with, you know, head count reductions, you know, significant - I don’t know if it’s significant but, you know, back office reductions, and we still have the installment sale numbers for the next five years.

MARK CONSTANT:  OK.  Well, that’s actually - you’re going to segue way me a little bit into my second question, which is a bit of a follow up to what was Ken was talking about. You do have - CMS does presumably impact, at least total base compensation a little bit.

And if I back out CMS assets, you get long-term average assets sequentially that are up, you know, low single-digits and yet incentive comp up, I guess, on a sequential basis.  By my calculation it looks like, I think, it was about, flip to that slide now - total employee comp was up 8.4, incentive was up 14 % on, you know, $100 million a quarter plus base.

Is that relative investment performance?  Is that, I mean, those numbers look fantastic and cranking up the bonus pools to the extent people are contractually going to be compensated based on relative investment performance, is that the right explanation or am I still missing something aside from what you mentioned on Private Client?

GERALD LIEBERMAN:  There’s still - I’m sorry.

LEWIS SANDERS:  That’s not it.  It’s not it, Mark.  What it is, is that there is a formulaic component to incentive comp that is influenced by sources of revenue that aren’t necessarily sustainable, such as, for instance, beginning on CMS.

MARK CONSTANT:  Oh, that in fills instead of comp. OK.  I would have excluded …

LEWIS SANDERS:  Right.

MARK CONSTANT:  … OK.

GERALD LIEBERMAN:  And the other I mentioned to either you or, I think Ken also raised the other question or may it have been Bill, when we’re talking about the increase in compensation, there’s still a little bit of a step-up in a deferred compensation amortization.

All right, as we give more, you know, deferred comp a year, you get some of that …

MARK CONSTANT:  Yes.

GERALD LIEBERMAN:  … and being layered on  year after year.

MARK CONSTANT:  OK. OK. So that three cent gain, though, is gross, not net really.

LEWIS SANDERS:  No, that three cent gain is a net …

GERALD LIEBERMAN:  That’s net …

LEWIS SANDERS :  … of the compensation offset, and a similar computation applies, for instance, to the insurance reimbursement.

MARK CONSTANT:  OK. I hadn’t done that math separately.  OK.  Thanks.

LEWIS SANDERS :  I think if you take those two into account goes a long way to bringing clarity to the incentive comp for the quarter.

MARK CONSTANT:  Got it.  Thank you.

OPERATOR:  Thank you. As a reminder, for any additional questions you may press star followed by one on your touch-tone phone.

Our next question is coming from Cynthia Mayer of Merrill Lynch.

CYNTHIA MAYER, MERRILL LYNCH:  Hi.  Good afternoon.  Just on the transaction revenues, I’m wondering, you know, given the lower transaction revenues, the pressures on commission rates, along with your comment that transaction charges are no longer a material part of asset manager revenues, I’m wondering if you’re considering any changes to the overall business in terms of becoming even more of a purer play asset manager.

LEWIS SANDERS:  Well, your question is suggesting that we’re thinking about exiting the institutional research business, which is a transaction-based business, we are not.  We feel that our position in that market at the second quarter and this trade is up to the task of performing well despite the likelihood that these trends will intensify.

As to the asset management business, once again, I want to stress that the amount of revenue attributable to transaction revenues that remain in this business is quite small in relation to the size of the business.

So these effects are completely absorbed, or almost completely absorbed, in the second quarter.

CYNTHIA MAYER:  OK.  And in terms of your guidance, can you be a little more specific about what level of net flows you’re assuming?

LEWIS SANDERS:  I don’t think so.  I think what you can do, however, is react to our qualitative guidance as well as some characterizations we’ve provided about backlog.  That will get you, I think, close to where we are.

And as you know, Cynthia, in the short term, the earnings aren’t terribly sensitive to variances on floats.  It’s more an issue for ‘06 than ‘05.

CYNTHIA MAYER:  Right.  OK.  Thanks.

OPERATOR:  Thank you.  Our next question is a follow up from Mark Constant of Lehman Brothers.

MARK CONSTANT:  Now I’ll ask my quick and easy ones.  Is that performance fee assumption, the 10 to 15 cents, is that predicated on your current experience year-to-date performance or on some historical average type performance fee?

GERALD LIEBERMAN:  No, that’s where we are if we were to close today with - with the assumptions that Lew gave, flex assumptions that Lew gave with capital markets in his overview, in his remarks, of 8 and 5%.

MARK CONSTANT:  Got it.  OK. And the effective tax rate, it looks like particularly at the operating partnership level, picked up to a level higher than it’s been.  Is there anything to that at all?

GERALD LIEBERMAN:  Yes.  The extent that we continue to grow our non-U.S. business, that’s in our U.S. business.  We get foreign earnings and our subs, were really in foreign taxes.

MARK CONSTANT:  OK.  It makes sense. And you said the, I just want to make sure I heard it right before you said it.  The earn outs, we should see the earn outs coming in other income going forward third, fourth quarter in 2006 for CMS, right?

GERALD LIEBERMAN:  Exactly.

MARK CONSTANT:  OK.  Thanks.

OPERATOR:  Thank you.  Our next question is coming from John Hall from Prudential Securities.

JOHN HALL, PRUDENTIAL SECURITIES:  Yes.  Thank you. In the release you mentioned that the legal fee recoveries were partial recoveries.  Is there a material amount expected in the second half of the year?  And is that reflected in the guidance?

GERALD LIEBERMAN:  John, what that really was referring to the fact that you don’t get every single nickel back for every dollar incurred in expenses …

JOHN HALL:  OK.

GERALD LIEBERMAN:  …  more than anything else, all right?

JOHN HALL: So, you’ve gotten back everything you expect to get back?

GERALD LIEBERMAN:  For what we’ve incurred to date, but we still have coverage left in case there’s any, you know, legal expense incurred going forward on other matters that are disclosed in our Qs.

JOHN HALL:  Great.  And, Lew, not that this is a quick topic, but give the large transactions we’ve seen in the industry and the quarter, I wonder if you had any comment on acquisitions for Alliance Bernstein.

LEWIS SANDERS:  No, they’re pretty unlikely for us.

JOHN HALL:  Fair enough.  Thanks.

OPERATOR:  Thank you. Our next question is a follow-up from Cynthia Mayer of Merrill Lynch.

CYNTHIA MAYER:  Hi.  Just a question on the debt question.  Just wondering why you would not want to keep the same level of debt there given the cash flow.

LEWIS SANDERS:  Well, that’s an interesting question, a philosophical question about capital structure in a business like ours, and an argument can be made that we could have some gearing.  That’s a permanent feature of the firm.

An argument could be made in support of that. On the other hand, you might say that there’s sufficient volatility in our earnings without gearing to recommend a conservative capital structure that, after all, a substantial fraction of our overall revenue are subject to the short-run volatility of equity returns.

And our cost structure, while partly variable, is certainly less so than the volatility of revenue.  So if you gear that, you’re just going to amplify volatility.  And while in the very long term you might produce somewhat more shareholder value, it will be a pretty uncomfortable ride.

So, I think you can see why we’ve expressed the stance that we have with regard to retiring 400 million.

CYNTHIA MAYER:  OK.  Thanks.

OPERATOR:  Thank you.  At this time, I’d like to turn the floor back over to management for closing remarks.

VALERIE HAERTEL:  OK.  I believe there are no more questions at this point for the call, so if anyone has further questions, please feel free to call investor relations. Thank you very much.

OPERATOR:  Thank you, and thank you callers.  That does conclude today’s conference call.  You may disconnect your lines at this time, and have a wonderful day.

END